Exhibit 23.2





Consent of Independent Registered Public Accounting Firm


The Board of Directors
Allen Organ Company:



We consent to the use of our report dated February 6, 2004, with respect to the consolidated balance sheets of Allen
Organ Company as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein.

Our report refers to the adoption of Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible
Assets, as of January 1, 2002.



/s/ KPMG LLP
Allentown, PA
May 24, 2004